Exhibit 2.6

Form of

INTELLECTUAL PROPERTY LICENSE AGREEMENT

between

BIOGEN INC.

and

BIOVERATIV INC.

Dated as of [•],[•]

TABLE OF CONTENTS

		Page

Article I

DEFINITIONS

Section 1.1	General	1

Article II

LICENSE RIGHTS AND LIMITATIONS, RESTRICTIONS AND OWNERSHIP

Section 2.1	Non-Exclusive License to Biogen of Bioverativ Shared Intellectual Property	4
Section 2.2	Exclusive License to Bioverativ of Biogen Shared Intellectual Property	4
Section 2.3	Exclusive License to Bioverativ of Biogen Manufacturing Technology	4
Section 2.4	Non-Exclusive License to Biogen of Bioverativ Manufacturing Technology	4
Section 2.5	Sublicensing	5
Section 2.6	Right of Reference	5
Section 2.7	Negative Covenants	5
Section 2.8	Performance	5
Section 2.9	No Implied Licenses	5

Article III

INTELLECTUAL PROPERTY OWNERSHIP AND MAINTENANCE

Section 3.1	Intellectual Property Ownership	6
Section 3.2	Patent Prosecution and Maintenance	6
Section 3.3	Infringement by Third Parties	7

Article IV

TERM AND TERMINATION

Section 4.1	Term	8
Section 4.2	Termination	8
Section 4.3	Consequences of Termination	8

Article V
PRESERVATION OF RECORDS; ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE

Section 5.1	Confidentiality	8

List of Exhibits and Schedules

Schedule A	Biogen Shared Patents
Schedule B	Biogen Shared Know-How
Schedule C	Biogen Manufacturing Technology
Schedule D	Biogen Manufacturing Patents
Schedule E	Bioverativ Shared Patents
Schedule F	Bioverativ Shared Know-How
Schedule G	Bioverativ Manufacturing Technology

INDEX OF DEFINED TERMS

Defined Term	Page

Affiliate	1
Agreement	1
Biogen	1
Biogen Field	1
Biogen Manufacturing Technology	2
Biogen Shared Intellectual Property	2
Biogen Shared Know-How	2
Biogen Shared Patent	2
Bioverativ	1, 2
Bioverativ Field	2
Bioverativ Field Manufacturing Technology	2
Bioverativ Shared Intellectual Property	2
Bioverativ Shared Know-How	2
Bioverativ Shared Patent	2
Business Day	2
Contract	3
Controlled	3
Controlling Party	7
Delaware Courts	11
Effective Date	1, 3
FDA	3
Initiating Party	3, 7
Intellectual Property	3
Law	3
Manufacturing and Supply Agreement	3
Material Shared Patent	7
Non-Controlling Party	7
Non-Initiating Party	3, 7
Parties	1, 3
Party	1, 3
Person	4
Proposed Enforcement Action	7
Regulatory Authority	4
Regulatory Submissions	4
RemainCo	1
Separation Agreement	1
Term	4, 8
Third Party	4
Transaction	1
Veto Option	7

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This INTELLECTUAL PROPERTY LICENSE AGREEMENT (this “Agreement”) is made and effective as of [            ], 2017 (the “Effective Date”) by and between Bioverativ Inc. (“Bioverativ”), a Delaware corporation, and Biogen Inc. (“Biogen”), a Delaware corporation (each of Bioverativ and Biogen being a “Party,” and collectively, the “Parties”).

WHEREAS, in conjunction with a Separation Agreement (the “Separation Agreement”) between Biogen and Bioverativ of even date hereof (the “Transaction”), Bioverativ desires to obtain a license under certain intellectual property and technology of Biogen for use in connection with the Bioverativ Field (as defined below), and Biogen desires to obtain a license under certain intellectual property and technology of Bioverativ for use in the Biogen Field, and each Party is willing to grant a license to the other on the terms and conditions set forth below; and

NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                    General.  Any capitalized term not defined herein shall have the meaning ascribed to such term in the Separation Agreement.  The following terms, whether used in the singular or the plural, shall have the meanings designated to them under this Article unless otherwise specifically indicated.

(1)                                 “Affiliate”  means, when used with respect to a specified Person and at a point in, or with respect to a period of, time, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person at such point in or during such period of time.  For the purposes of this definition, “control”, when used with respect to any specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise.  It is expressly agreed that no Party or member of its Group shall be deemed to be an Affiliate of the other Party or a member of such other Party’s Group solely by reason of having common stockholders or one or more directors in common or by reason of having been under common control of Biogen prior to the Distribution Effective Time.

(2)                                 “Agreement” has the meaning set forth in the Preamble.

(3)                                 “Biogen” has the meaning set forth in the Preamble.

(4)                                 “Biogen Field” means all uses outside the Bioverativ Field.

(5)                                 “Biogen Manufacturing Patents” means those Patents set forth on Schedule D.

(6)                                 “Biogen Manufacturing Technology” means the Biogen Manufacturing Patents and the technology Controlled by Biogen, to the extent associated with manufacturing drugs used in the Bioverativ Field, in each case that is identified on Schedule C, or otherwise used by Biogen at any time during the Term of the Manufacturing and Supply Agreement and necessary for the manufacturing of products manufactured by Biogen under the Manufacturing and Supply Agreement.

(7)                                 “Biogen Shared Intellectual Property” means the Biogen Shared Patents and Biogen Shared Know-How.

(8)                                 “Biogen Shared Know-How” means Know-How owned or Controlled by Biogen as of the Effective Date to the extent related to the Bioverativ Field, after giving effect to the transfer to Bioverativ of the acquired Assets pursuant to the Separation Agreement.  The Biogen Shared Know-How is identified on Schedule B.

(9)                                 “Biogen Shared Patent” means any Patent owned or Controlled by Biogen as of the Effective Date, after giving effect to the transfer to Bioverativ of the acquired Assets pursuant to the Separation Agreement, to the extent related to the Bioverativ Field, and any provisional, continuation, divisional, continuation in part application, reissue, renewal, reexamination, extension, and registration of any such patent or patent application. The Biogen Shared Patents as of the Effective Date are identified on Schedule A.

(10)                          “Bioverativ” has the meaning set forth in the Preamble.

(11)                          “Bioverativ Field” means all activities conducted in connection with the discovery, research, development, and commercialization of therapies for the treatment of hemophilia and other blood disorders.

(12)                          “Bioverativ Manufacturing Technology” means the technology Controlled by Bioverativ that is identified on Schedule G.

(13)                          “Bioverativ Shared Intellectual Property” means the Bioverativ Shared Patents and Bioverativ Shared Know-How, in each case to the extent related to use in the Biogen Field.

(14)                          “Bioverativ Shared Know-How” means Know-How acquired by Bioverativ in the Transaction to the extent related to products in the Biogen Field, including those items set forth on Schedule F.

(15)                          “Bioverativ Shared Patent” means any Patent Controlled by Bioverativ as of the Effective Date to the extent related to the Biogen Field and set forth on Schedule D.

(16)                          “Business Day” means any day other than Saturday or Sunday and any other day on which commercial banking institutions located in New York, New York are required, or authorized by Law, to remain closed.

(17)                          “Contract”  means any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

(18)                          “Controlled” means, with respect to any item of Know-How or any intellectual property right, that a Party owns or has a license to such item or right and has the ability to grant to the other Party a license or sublicense under such item or right as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party in existence, as applicable.

(19)                          “Copyrights” means copyrights and copyrightable subject matter, excluding Know-How, and any registrations and applications for the foregoing.

(20)                          “Effective Date” has the meaning set forth in the Preamble.

(21)                          “FDA” shall mean the United States Food and Drug Administration, or any successor agency thereto.

(22)                          “Initiating Party” has the meaning set forth in Section 3.3(d).

(23)                          “Intellectual Property” shall mean all intellectual property of every kind and description throughout the world, including all U.S. and non-U.S (a) Trademarks, (b) Patents, (c) Copyrights, (d) rights in software, (e) Know-How, and (g) all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof.

(24)                          “Know-How” means trade secrets, and all other confidential or proprietary information, know-how, clinical data, non-clinical data, pre-clinical data, in-vitro data, inventions, processes, formulae and methodologies, excluding Patents.

(25)                          “Law” means any applicable U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Entity.

(26)                          “Manufacturing and Supply Agreement” means that Manufacturing and Supply Agreement, dated as of [•], by and between Biogen and Bioverativ.

(27)                          “Non-Initiating Party” has the meaning set forth in Section 3.3(d).

(28)                          “Party” or “Parties” has the meaning set forth in the Preamble.

(29)                          “Patents” means patents and patent applications, design patents and applications, utility models and any and all related national or international counterparts thereto, including any divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions and extensions thereof (including supplementary protection certificates).

(30)                          “Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Entity.

(31)                          “Regulatory Authority” shall mean any domestic (federal or state) or foreign court, commission or governmental, regulatory or administrative body, board, bureau, agency, instrumentality, authority or tribunal or any subdivision thereof, including the FDA and the authorities in the world that are comparable to the FDA.

(32)                          “Regulatory Submissions” means all applications, filings, dossiers and the like submitted to a Regulatory Authority for the purpose of obtaining regulatory approval from that Regulatory Authority, including INDs, NDAs, sNDAs, and foreign equivalents thereof.

(33)                          “Term” has the meaning set forth in Section 4.1.

(34)                          “Third Party” means any Person other than Bioverativ, Biogen and their respective Affiliates.

(35)                          “Trademarks” means any trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, corporate names, trade names, Internet domain names, social media accounts and addresses and other similar designations of source or origin, and any applications or registrations for the foregoing, together with the goodwill symbolized by any of the foregoing.

ARTICLE II

LICENSE RIGHTS AND LIMITATIONS, RESTRICTIONS AND OWNERSHIP

Section 2.1                                    Non-Exclusive License to Biogen of Bioverativ Shared Intellectual Property. Subject to the terms and conditions of this Agreement, Bioverativ hereby grants to Biogen a perpetual, worldwide, non-exclusive, royalty-free, fully paid-up license in and to the Bioverativ Shared Intellectual Property for any use in the Biogen Field.

Section 2.2                                    Exclusive License to Bioverativ of Biogen Shared Intellectual Property. Subject to the terms and conditions of this Agreement, Biogen hereby grants to Bioverativ a perpetual, worldwide, exclusive, royalty-free, fully paid-up license to the Biogen Shared Intellectual Property solely for use in the Bioverativ Field.

Section 2.3                                    Exclusive License to Bioverativ of Biogen Manufacturing Technology.  Subject to the terms and conditions of this Agreement, Biogen hereby grants to Bioverativ a perpetual, exclusive, worldwide license to the Biogen Manufacturing Technology in connection with the manufacturing of products manufactured by Biogen under the Manufacturing and Supply Agreement for the Bioverativ Field.

Section 2.4                                    Non-Exclusive License to Biogen of Bioverativ Manufacturing Technology.  Subject to the terms and conditions of this Agreement, Bioverativ hereby grants to Biogen a non-exclusive, worldwide license to the Bioverativ Manufacturing Technology and sublicense to the Biogen Manufacturing Technology for the term of the Manufacturing and Supply

Agreement, solely for the purpose of fulfilling Biogen’s obligations under the Manufacturing and Supply Agreement or as otherwise agreed-upon by the Parties.

Section 2.5                                    Sublicensing.  A Party may sublicense some or all of its rights in this Article II to a Third Party, provided that such Party and Third Party enter into a written binding contract making the other Party hereto an express third-party beneficiary to such contract, wherein such Third Party agrees to abide by the terms and conditions of this Agreement.

Section 2.6                                    Right of Reference.

(a)                                 Biogen hereby grants to Bioverativ a fully-transferable and fully sub-licensable (in each case, in whole or in part) perpetual and irrevocable right of reference to all Regulatory Submissions (including all data and information contained therein) made, prior to or on or after the Separation, by or on behalf of Bioverativ or Biogen (or any Affiliate or permitted successor in interest or sub-licensee of Bioverativ or Biogen) in connection with Regulatory Submissions for the Bioverativ Field.

(b)                                 Bioverativ shall promptly notify Biogen of all Regulatory Submissions that it submits with respect to the Bioverativ Field, and shall promptly provide Biogen with a copy (which may be wholly or partly in electronic form) of such Regulatory Submissions.  Bioverativ also shall promptly furnish Biogen with summaries of all material correspondence or material meetings with any Regulatory Authority relating to such Regulatory Submissions, and Bioverativ shall promptly furnish Biogen with copies of such correspondence or copies of minutes of such meetings. Biogen shall have the right to assign the right to receive such copies of such Regulatory Submissions, correspondence and minutes to any licensee or other acquirer of rights in Bioverativ Shared Intellectual Property.

Section 2.7                                    Negative Covenants.

(a)                                 Biogen hereby covenants that it shall not use or practice, nor shall it cause or permit any of its Affiliates or sublicensees to use or practice, directly or indirectly, any Bioverativ Shared Intellectual Property for any other purposes other than those expressly permitted by this Agreement.

(b)                                 Bioverativ hereby covenants that it shall not use or practice, nor shall it cause or permit any of its Affiliates or sublicensees to use or practice, directly or indirectly, any Biogen Shared Intellectual Property for any purposes other than those expressly permitted by this Agreement.

Section 2.8                                    Performance.  It is understood and agreed that any Party may cause any of its Subsidiaries to perform any or all of its obligations hereunder, and may designate any of its Subsidiaries to receive any of its entitlements hereunder.

Section 2.9                                    No Implied Licenses.  Neither Party grants (or agrees to grant) to the other Party any right or license to use any of its Intellectual Property, Know-How or other proprietary information, materials or technology, or to practice any of its Patent or Trademark, or trade dress rights, except as expressly set forth in this Agreement.

ARTICLE III

INTELLECTUAL PROPERTY OWNERSHIP AND MAINTENANCE

Section 3.1                                    Intellectual Property Ownership.  Except as expressly set forth herein, as between the Parties, each Party is and shall remain the owner of all intellectual property that it owns or controls as of the Effective Date or that it develops or acquires thereafter.

Section 3.2                                    Patent Prosecution and Maintenance.

(a)                                 Bioverativ shall have the sole right to prosecute and maintain the Bioverativ Shared Patents.  Bioverativ shall provide Biogen with a reasonable opportunity to comment on all draft filings for the Bioverativ Shared Patents prior to their submission to the relevant patent authority.  Should Bioverativ decide that it is no longer interested in maintaining or prosecuting a particular Bioverativ Shared Patent, it shall promptly advise Biogen, and Biogen may assume such prosecution and maintenance at its sole expense.  If Biogen assumes prosecution or maintenance of any Bioverativ Shared Patent pursuant to the immediately preceding sentence, then Bioverativ shall promptly assign all of its right, title and interest therein to Biogen for no further consideration and such patent shall thereafter not be considered a Bioverativ Shared Patent for purposes hereunder.  Biogen shall list Bioverativ Shared Patents applicable to any products on the packaging therefor, subject in all respects to all applicable Laws and regulations and requirements of any applicable Regulatory Authority.

(b)                                 Biogen shall have the sole right to prosecute and maintain the Biogen Shared Patents, to the extent it has the rights to do so.  Biogen shall provide Bioverativ with a reasonable opportunity to comment on all draft filings for the Biogen Shared Patents prior to their submission to the relevant patent authority.  Should Biogen decide that it is no longer interested in maintaining or prosecuting a particular Biogen Shared Patent, it shall promptly advise Bioverativ, and Bioverativ may assume such prosecution and maintenance at its sole expense.  If Bioverativ assumes prosecution or maintenance of any Biogen Shared Patent pursuant to the immediately preceding sentence, then Biogen shall promptly assign all of its right, title and interest therein to Bioverativ for no further consideration and such patent shall thereafter not be considered a Biogen Shared Patent for purposes hereunder.  Bioverativ shall list Biogen Shared Patents applicable to Bioverativ Products on the packaging therefor, subject in all respects to all applicable Laws and regulations and requirements of any applicable Regulatory Authority.

(c)                                  All the prosecution expenses related to Bioverativ Shared Patents shall be borne by Bioverativ, and all the prosecution expenses related to Biogen Shared Patents shall be borne by Biogen.

(d)                                 At the reasonable request of the Party responsible for prosecution as set forth under this Section 3.2 (“Prosecuting Party”), the non-Prosecuting Party shall provide such Prosecuting Party with reasonable assistance and cooperation, including from such non-Prosecuting Party’s employees, with respect to such prosecuting activities as set forth in this Section 3.2 of the Biogen Shared Patents or Bioverativ Shared Patent, as applicable, including providing any necessary powers of attorney, filings and any other assignment documents or instruments for such prosecution.

Section 3.3                                    Infringement by Third Parties.

(a)                                 Notice.  Each of Biogen and Bioverativ shall promptly notify the other Party in writing of any alleged or threatened infringement of any Bioverativ Shared Patent or Biogen Shared Patent by a Third Party, of which the Party becomes aware.

(b)                                 Right to Bring Suit.  Except as provided below, each Party shall have the sole and exclusive right, but not the obligation, on behalf of itself and in its name, to bring and control any action or proceeding with respect to any actual, alleged or threatened infringement of a Patent owned or Controlled by such Party.

(c)                                  Veto Right.  In the event that a Party Controls a Patent (the “Controlling Party”) that is reasonably material to the other Party’s business (such Patent, a “Material Shared Patent”) and decides to assert such Material Shared Patent against an alleged infringing use by a Third Party (“Proposed Enforcement Action”), the Controlling Party must notify the other Party (the “Non-Controlling Party”) as promptly as reasonably practical of such intention.  If the Non-Controlling Party reasonably believes that such Proposed Enforcement Action will negatively impact the Non-Controlling Party’s business and so notifies the Controlling Party, the Controlling Party shall refrain from commencing the Proposed Enforcement Action while the Parties consult in good faith to reach a resolution.  The Parties agree that, should such consultation fail to result in a resolution, the Non-Controlling Party has the right to veto the Proposed Enforcement Action (the “Veto Option”) by informing the Controlling Party in writing that it is exercising the Veto Option under this Section 3.3.

(d)                                 Cooperation.  For any action or proceeding brought by a Party under this Section 3.3 (the “Initiating Party”), regardless of which Party brings such action or proceeding, the other Party (the “Non-Initiating Party”) shall cooperate reasonably in any such effort, all at the Initiating Party’s expense, including any of the Non-Initiating Party’s reasonable out-of-pocket costs (excluding any of the Non-Initiating attorneys’ fees and expenses), and the Parties shall reasonably cooperate to address new facts or circumstances that come to light during the course of any such action or proceeding that may affect the need for one Party or the other to participate in such action.  The Non-Initiating Party agrees to be joined as a plaintiff, at the Initiating Party’s expense, in any such action if needed for the Initiating Party to bring or continue an infringement action hereunder.  The Non-Initiating Party shall, at its own expense and with its own counsel, have the right to advise and provide comments with respect to any action brought by the Initiating Party under this Section 3.3.

(e)                                  Recoveries.  Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any recovery realized as a result of any litigation under this Section 3.3 shall be retained by the Party that brought and controlled such litigation for purposes of this Agreement.

ARTICLE IV

TERM AND TERMINATION

Section 4.1                                    Term.  The term of this Agreement shall commence on the Effective Date and continue in full force and effect unless terminated in accordance with Section 4.2 (the “Term”).

Section 4.2                                    Termination.

(a)                                 Mutual Agreement.  This Agreement may be terminated in its entirety at any time upon mutual written agreement between the Parties.

(b)                                 Material Breach. Except as provided below, neither Party may terminate this Agreement absent mutual consent to termination even if the other Party is in material default or breach of this Agreement.  A Party’s sole remedies in relation to a default or breach shall be to sue for damages or equitable relief or both.

Section 4.3                                    Consequences of Termination.

(a)                                 Licenses.  Upon the expiration of this Agreement, or upon termination of this Agreement, all rights and licenses granted hereunder shall immediately terminate.

(b)                                 Technology Transfer.  Upon termination of any rights or licenses granted hereunder in accordance with this Article IV, such termination shall allow the non-terminating Party a sixty (60) day transition period to cease all use of such rights and licenses.

(c)                                  Remedies.  Termination of this Agreement in accordance with and fulfillment of all obligations set forth in this Article IV shall not affect any other rights or remedies that may be available to a Party in law or equity, all remedies being cumulative and not exclusive.

ARTICLE V
PRESERVATION OF RECORDS; ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE

Section 5.1                                    Confidentiality.  The provisions of [Article VII] (PRESERVATION OF RECORDS; ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE) of the Separation Agreement shall apply to disclosures of information made pursuant to this Agreement mutatis mutandis.

ARTICLE VI
MISCELLANEOUS

Section 6.1                                    Complete Agreement; Construction. This Agreement, including the Schedules, and the Separation Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter.  In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail.  Except as expressly set forth in this Agreement or the Separation Agreement: (i) all matters to the extent relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Matters Agreement and (ii) for the avoidance of doubt, in the event of any conflict between this Agreement or the Separation Agreement, on the one hand, and the Tax Matters Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Matters Agreement shall govern.

Section 6.2                                    Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 6.3                                    Survival of Agreements.  Except as otherwise contemplated by this Agreement or the Separation Agreement, all covenants and agreements of the Parties contained in this Agreement and the Separation Agreement shall survive the Distribution Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 6.4                                    Expenses.

(a)                                 Except as otherwise expressly provided in this Agreement (including this Section 6.4) or the Separation Agreement, or as otherwise agreed to in writing by the Parties, all out-of-pocket fees, costs and expenses incurred at or prior to the Distribution Effective Time in connection with, and as required by, the preparation, execution, delivery and implementation of this Agreement and the Separation Agreement, the Distribution Disclosure Documents and the consummation of the transactions contemplated hereby and thereby, including the Separation, shall be borne and paid by Biogen.

(b)                                 Except as otherwise expressly provided in this Agreement (including this Section 6.4) or the Separation Agreement, or as otherwise agreed to in writing by the Parties, each Party shall bear its own out-of-pocket fees, costs and expenses incurred or accrued after the Distribution Effective Time; provided, however, that, except as otherwise expressly provided in this Agreement, any fees, costs and expenses incurred in obtaining any Consents or novation from a Third Party in connection with the Transfer to or Assumption by a Party or its Subsidiary of any Assets or Liabilities in connection with the Separation shall be borne by the Party or its Subsidiary to which such Assets are being Transferred or which is Assuming such Liabilities.

(c)                                  With respect to any post-Distribution expenses incurred pursuant to a request for further assurances granted under Section 2.7 of the Separation Agreement, the Parties agree that any and all fees, costs and expenses incurred by either Party shall be borne and paid by the requesting Party; it being understood that no Party shall be obliged to incur any Third Party accounting, consulting, advisor, banking or legal fees, costs or expenses, and the requesting Party shall not be obligated to pay such fees, costs or expenses, unless such fee, cost or expense shall have had the prior written approval of the requesting Party.  Notwithstanding the foregoing, each Party shall be responsible for paying its own internal fees, costs and expenses (e.g., salaries of personnel).

Section 6.5                                    Notices.  All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6.5):

To Biogen:

Biogen Inc.

225 Binney Street

Cambridge, MA 02142

Attn: Chief Legal Officer
Facsimile: [•]

To Bioverativ:

Bioverativ Inc.

225 Second Avenue

Waltham, MA 02451

Attn: Chief Legal Officer
Facsimile: [•]

Section 6.6                                    Interpretation.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 6.7                                    Waivers.  Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group).

Section 6.8                                    Assignment.  This Agreement shall not be assignable, in whole or in part, directly or indirectly, by either Party without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.  Notwithstanding the foregoing, this Agreement shall be assignable (i) with respect to Biogen, to an Affiliate of Biogen, (ii) with respect to Bioverativ, to an Affiliate of Bioverativ or (iii) to a Third Party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a Party so long as the resulting, surviving or transferee entity assumes all the obligations of the assigning Party by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the non-assigning Party; provided, however, that in the case of each of the preceding clauses (i), (ii) and (iii), no assignment permitted by this Section 6.8 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 6.9                                    Successors and Assigns.  The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 6.10                             Third Party Beneficiaries.  This Agreement is solely for the benefit of the Parties and shall not be deemed to confer upon Person other than the Parties any remedy, claim, liability, reimbursement, cause of Action or other right beyond any that exist without reference to this Agreement.

Section 6.11                             Titles and Headings.  Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 6.12                             Exhibits and Schedules.  The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 6.13                             Governing Law.  This Agreement and any Dispute shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof that might lead to the application of laws other than the Laws of the State of Delaware.

Section 6.14                             Consent to Jurisdiction.  All Actions that, directly or indirectly, arise out of or relate to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any Delaware state court or United States federal court sitting in the State of Delaware (such courts, “Delaware Courts”).  Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 6.5 shall be effective service of process for any Action in the Delaware Courts with respect to any matters to which it has submitted to jurisdiction in this Section 6.14.  Consistent with the foregoing in this Section 6.14, each of the Parties hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action brought by any party hereto that, directly or indirectly, arises out of or relates to this Agreement; (b) irrevocably waives and releases, and agrees not to assert by way of motion, defense, or otherwise, in or with respect to any such Action, any claim that (i) such Action is not subject to the subject matter jurisdiction of at least one of the above-named courts; (ii) its property is exempt or immune from attachment or execution in the State of Delaware; (iii) such Action is brought in an inconvenient forum; (iv) that the venue of such Action is improper; or (v) this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts; and (d) agrees not to move to transfer any such Action to a court other than any of the above-named courts.

Section 6.15                             Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY, DIRECTLY OR INDIRECTLY, ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT.  EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.15.

Section 6.16                             Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 6.17                             Dispute Resolution.  The provisions in Article VIII of the Separation Agreement shall apply to any Dispute related to this Agreement, mutatis mutandis.

Section 6.18                             No Waiver.  No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder or under the Separation Agreement shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 6.19                             Specific Performance. From and after the Effective Date, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party or Parties to this Agreement who are or are to be thereby aggrieved shall, subject and pursuant to the terms of this Section 6.19, have the right to seek specific performance and injunctive or other equitable relief of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  The Parties agree that, from and after the Effective Date, the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any Indemnifiable Loss, that any defense in any Action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.

BIOGEN INC.

By:
Name:
Title:

BIOVERATIV INC.

By:
Name:
Title:

[Signature to Intellectual Property Rights and Maintenance Agreement]